EXHIBIT 99.1

Jushi Holdings Inc. Reports Second Quarter 2023 Financial Results

Gross Profit of $30.6 Million, Representing an Improvement of $3.9 Million YoY, Gross Profit Margin of 46.0%

Net Loss of $14.0 Million, Compared to Net Income of $12.1 Million in Q2 2022 and Net Loss of $12.4 Million in Q1 2023

Adjusted EBITDA of $12.6 Million, Representing Growth of $12.1 Million YoY and $5.0 Million QoQ, Adjusted EBITDA Margin of 19%

Continued Progress on Cost Savings and Efficiency Optimization Initiatives

Jushi-Branded Product Sales Continued to Approach Nearly Half of Total Retail Revenue YTD across the Company's Five Vertical Markets

BOCA RATON, Fla., Aug. 11, 2023 (GLOBE NEWSWIRE) -- Jushi Holdings Inc. (“Jushi” or the “Company”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, is pleased to announce its financial results for the second quarter ended June 30, 2023 (“Q2 2023”). All financial information is unaudited and provided in U.S. dollars unless otherwise indicated and is prepared under U.S. Generally Accepted Accounting Principles (“GAAP”).

Second Quarter 2023 Financial Highlights1

  Total revenue of $66.4 million
  Gross profit margin was 46.0%, compared to 36.7% in the second quarter ended June 30, 2022 (“Q2 2022”) and 42.9% in the first quarter ended March 31, 2023 (“Q1 2023”)
  Net Loss of $14.0 million, compared to net income of $12.1 million in Q2 2022 and net loss of $12.4 million in Q1 2023
  Adjusted EBITDA1 of $12.6 million, an improvement of $12.1 million year-over-year and $5.0 million sequentially
  Cash, cash equivalents, and restricted cash of $32.1 million as of quarter end

1 See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDA Margin” below.

Second Quarter 2023 Operational Highlights

  Strengthened balance sheet through a $20.0 million non-dilutive debt financing with FVCbank
  Attained approximately 46.5% in Q2 2023 and approximately 47.9% YTD sell-through of Jushi-branded products across the Company’s five vertical markets
  Achieved reduction of over 50% in retail labor hours relative to last year's peak following the implementation of an optimized retail labor model in Q2 2023
  Filed for the employee retention credit with the Internal Revenue Service in the amount of $10.1 million

Post Quarter-End Developments

  Increased operating performance at Pennsylvania, Virginia, and Massachusetts grower-processors with additional expected operating efficiencies to be achieved in the second half of the year
  Expecting to launch Hijinks, our new premium flower brand with improved genetics, in multiple states as part of approximately 15 new SKUs being launched in the second half of the year
  Starting in July 2023, began making quarterly principal payments of approximately $2.4 million on the Company’s first lien financing with Sunstream Bancorp Inc. as well as pursuing several opportunities to continue debt reduction
  Continuing expansion of our retail footprint in Virginia, with expected opening of Woodbridge, VA by the end of August 2023, the sixth Beyond HelloTM medical cannabis dispensary in the state
  Supporting the positive momentum surrounding the Pennsylvania bipartisan adult-use bill under active consideration

Management Commentary
“I am pleased to report the continued improvement in our profitability as we aggressively execute our cost savings and optimization initiatives across our national footprint, driving a meaningful reduction in operating expenses year-over-year,” said Jim Cacioppo, Chief Executive Officer, Chairman, and Founder of Jushi. “The significant enhancements we have made in our grower-processor facilities in Pennsylvania and Virginia have enabled us to operate more efficiently on a larger scale with increased capacity, resulting in expanded margins and wholesale revenue growth. Additionally, we have seen meaningful product quality improvements across our portfolio of brands. Jushi-branded product sell-through has remained steady across our vertical markets, representing nearly half of total retail sales. Sales are expected to increase with the Woodbridge, Virginia store opening and two Pennsylvania stores reopening as well as the launch of new, competitive, higher margin products, such as the anticipated introduction of our Hijinks brand in multiple states in the second half of the year.”

Mr. Cacioppo continued, “Notably in the second quarter, gross profit increased approximately $613 thousand sequentially, and Adjusted EBITDA grew by $12.1 million year-over-year and sequentially by approximately 66%, achieving an Adjusted EBITDA margin of approximately 19%. Our results for the quarter reflect the strides we have made toward long-term, reliable profitability as we work to deliver sustained improvements in our fundamentals. With rigorous cost controls and robust operational discipline, we believe we are positioned to achieve our goal of generating positive operating cash flow within the next few quarters.”

Financial Results for the Second Quarter Ended June 30, 2023
($ in millions)

	Quarter Ended June 30, 2023	Quarter Ended June 30, 2022	% Change	Quarter Ended June 30, 2023	Quarter Ended March 31, 2023	% Change
Revenue	$66.4	$72.8	(8.7)%	$66.4	$69.9	(4.9)%
Gross profit	$30.6	$26.7	14.6%	$30.6	$29.9	2.0%
Operating expenses	$27.2	$38.7	(29.9)%	$27.2	$32.5	(16.4)%
Income (loss) from operations	$3.4	$(12.1)	128.2%	$3.4	$(2.5)	235.4%
Net income (loss)	$(14.0)	$12.1	(216.3)%	$(14.0)	$(12.4)	(12.8)%
Adjusted EBITDA	$12.6	$0.5	2317.6%	$12.6	$7.6	66.0%

Revenue in Q2 2023 was $66.4 million as compared to $72.8 million in the second quarter of 2022. The year-over-year decrease in revenue can be attributed to a modest decline in retail sales due to the closure of three underperforming stores, in addition to headwinds in: (i) Illinois, due to the impact of the state of Missouri moving to recreational use, and (ii) Nevada and Pennsylvania, due to increased competition. The decrease in retail revenue was partially offset by new dispensary openings in Virginia and Ohio. The Company ended the quarter with thirty-four operating dispensaries in seven states, as compared to thirty-three in six states at the end of June 30, 2022. Additionally, Jushi-branded product sales grew to approximately 46.5% of total retail sales in the Company's five vertical markets in Q2 2023.

Wholesale revenue increased $1.3 million year-over-year, primarily due to continued operational improvements and increased efficiencies at our grower-processors in Massachusetts and Virginia.

Gross profit in Q2 2023 was $30.6 million compared to $26.7 million in Q2 2022, an increase of $3.9 million or 14.6% year-over-year. Gross profit margin increased to 46.0% compared to 36.7% in Q2 2022 and 42.9% in Q1 2023. The improvements in gross profit and gross profit margin were driven by operating efficiencies at the grower-processor facilities in Massachusetts and Virginia, which were partially offset by market price compression and competition in Illinois, Nevada, and Pennsylvania.

Operating expenses for Q2 2023 were $27.2 million, compared to $38.7 million in Q2 2022, a decrease of $11.6 million or 29.9% year-over-year, demonstrating the continued effectiveness of the Company’s cost savings, increased efficiency, and optimization plan. Increased savings were comprised of a decrease in the number of employees as the organization is right-sized, a reduction in retail labor hours following the implementation of a budgeted retail labor hour model, and a decrease in share-based compensation reflecting lower value of share-based compensation grants as well as forfeitures of unvested equity awards. Prior year included costs related to the Company’s transition to GAAP reporting and SEC registration.

Net loss for Q2 2023 was $14.0 million, compared to net loss of $12.4 million in Q1 2023, and to net income of $12.1 million in Q2 2022.

Adjusted EBITDA1 in Q2 2023 was $12.6 million compared to $0.5 million in Q2 2022 and $7.6 million in Q1 2023, representing an improvement of $12.1 million year-over-year and $5.0 million quarter-over-quarter.

1 See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDA Margin” below.

Balance Sheet and Liquidity
As of June 30, 2023, the Company had approximately $32.1 million of cash, cash equivalents and restricted cash. In 2023, the Company expects total commitments for capital expenditures to be approximately $10.0 - $12.0 million, of which the majority is for maintenance capex as a substantial amount of expansion projects in Pennsylvania and Virginia were completed last year. As of June 30, 2023, the Company had approximately $229.4 million in principal amount of total debt, excluding leases and property, plant, and equipment financing obligations. As of August 7, 2023, the Company’s issued and outstanding shares were 196,631,598 and its fully diluted shares outstanding were 312,432,357.

Use of Non-GAAP Financial Information
We believe that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to our financial condition and results of operations. For further information regarding these non-GAAP measures, including the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, please refer to the “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDA Margin” section of this press release.

Conference Call and Webcast Information

The Company will host a conference call to discuss its financial results for the second quarter ended June 30, 2023 at 8:00 a.m. ET today, Friday, August 11, 2023.

Event:	Second Quarter 2023 Financial Results Conference Call
Date:	Friday, August 11, 2023
Time:	8:00 a.m. Eastern Time
Live Call:	1-877-407-0792 (U.S. & Canada Toll-Free)
Conference ID:	13739697
Webcast:	Register

For interested individuals unable to join the conference call, a webcast of the call will be available for one year following the conference call and can be accessed via webcast on Jushi’s Investor Relations website.

About Jushi Holdings Inc.
We are a vertically integrated cannabis company led by an industry-leading management team. Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, Twitter, and LinkedIn.

Forward-Looking Information and Statements
This press release may contain “forward-looking statements” and “forward‐looking information” within the meaning of applicable securities laws, including Canadian securities legislation and United States (“U.S.”) securities legislation (collectively, “forward-looking information”) which are based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs. All information, other than statements of historical facts, included in this report that address activities, events or developments that Jushi expects or anticipates will or may occur in the future constitutes forward‐looking information. Forward‐looking information is often identified by the words, “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information regarding: future business strategy, competitive strengths, goals, expansion and growth of Jushi’s business, operations and plans, including new revenue streams, the integration and benefits of recently acquired businesses or assets, roll out of new operations, the implementation by Jushi of certain product lines, implementation of certain research and development, the application for additional licenses and the grant of licenses that will be or have been applied for, the expansion or construction of certain facilities, the reduction in the number of our employees, the expansion into additional U.S. and international markets, any potential future legalization of adult use and/or medical marijuana under U.S. federal law; expectations of market size and growth in the U.S. and the states in which Jushi operates; expectations for other economic, business, regulatory and/or competitive factors related to Jushi or the cannabis industry generally; and other events or conditions that may occur in the future.

Readers are cautioned that forward‐looking information is not based on historical facts but instead is based on reasonable assumptions and estimates of the management of Jushi at the time they were provided or made and such information involves known and unknown risks, uncertainties, including our ability to continue as a going concern, and other factors that may cause the actual results, level of activity, performance or achievements of Jushi, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward‐looking information. Such factors include, among others: risks relating to U.S. regulatory landscape and enforcement related to cannabis, including political risks; risks relating to anti‐money laundering laws and regulation; other governmental and environmental regulation; public opinion and perception of the cannabis industry; risks related to the economy generally; risks related to inflation, the rising cost of capital, and stock market instability; risks relating to pandemics and forces of nature; risks related to contracts with third party service providers; risks related to the enforceability of contracts; the limited operating history of Jushi; Jushi’s history of operating losses and negative operating cash flows; reliance on the expertise and judgment of senior management of Jushi; risks inherent in an agricultural business; risks related to co‐investment with parties with different interests to Jushi; risks related to proprietary intellectual property and potential infringement by third parties; risks relating to the Company’s recent debt financing and other financing activities including increased leverage and issuing additional equity securities; risks relating to the management of growth; costs associated with Jushi being a publicly-traded company and a U.S. and Canadian filer; increasing competition in the industry; risks associated with cannabis products manufactured for human consumption including potential product recalls; reliance on key inputs, suppliers and skilled labor; reliance on manufacturers and contractors; risks of supply shortages or supply chain disruptions; cybersecurity risks; constraints on marketing products; fraudulent activity by employees, contractors and consultants; tax and insurance related risks; risk of litigation; conflicts of interest; risks relating to certain remedies being limited and the difficulty of enforcing judgments and effecting service outside of Canada; risks related to completed, pending or future acquisitions or dispositions, including potential future impairment of goodwill or intangibles acquired and/or post-closing disputes; sales of a significant amount of shares by existing shareholders; the limited market for securities of the Company; risks related to the continued performance of existing operations in California, Illinois, Massachusetts, Nevada, Ohio, Pennsylvania, and Virginia; risks related to the anticipated openings of additional dispensaries or relocation of existing dispensaries; risks relating to the expansion and optimization of the grower-processor in Pennsylvania, the vertically integrated facilities in Virginia and Massachusetts and the facility in Nevada; risks related to opening new facilities, which is subject to licensing approval; limited research and data relating to cannabis; risks related to challenges from governmental authorities of positions the Company has taken with respect to tax credits; and risks related to the Company’s critical accounting policies and estimates; and these and other risks identified under the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our most recent Annual Report on Form 10-K and otherwise identified from time to time in our reports and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulators.

Although Jushi has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward‐looking information will prove to be accurate as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on the forward‐looking information contained in this press release or other forward-looking statements made by Jushi. Forward‐looking information is provided and made as of the date of this press release and Jushi does not undertake any obligation to revise or update any forward‐looking information or statements other than as required by applicable law.

Unless the context requires otherwise, references in this press release to “Jushi,” “Company,” “we,” “us” and “our” refer to Jushi Holdings Inc. and our subsidiaries.

For further information, please contact:

Investor Relations and Media Contact:
Lisa Forman
Director of Investor Relations
617-767-4419
investors@jushico.com

JUSHI HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (In thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(unaudited)		(unaudited)
REVENUE, NET	$66,425	$72,757	$136,298	$134,645
COST OF GOODS SOLD	(35,871)	(46,089)	(75,803)	(88,865)
GROSS PROFIT	30,554	26,668	60,495	45,780

OPERATING EXPENSES	27,154	38,745	59,606	76,458

INCOME (LOSS) FROM OPERATIONS	3,400	(12,077)	889	(30,678)

OTHER INCOME (EXPENSE):
Interest expense, net	(9,790)	(10,947)	(18,310)	(21,063)
Fair value gains on derivatives	1,090	42,572	9,120	56,881
Other, net	(190)	228	519	(70)
Total other income (expense), net	(8,890)	31,853	(8,671)	35,748

INCOME (LOSS) BEFORE INCOME TAX	(5,490)	19,776	(7,782)	5,070
Income tax expense	(8,546)	(7,710)	(18,694)	(12,761)
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)	(14,036)	12,066	(26,476)	(7,691)
Less: net loss attributable to non-controlling interests	—	—	—	—
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO JUSHI SHAREHOLDERS	$(14,036)	$12,066	$(26,476)	$(7,691)
EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO JUSHI SHAREHOLDERS - BASIC	$(0.07)	$0.06	$(0.14)	$(0.04)
Weighted average shares outstanding - basic	194,756,391	190,870,572	194,405,562	187,147,856
EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO JUSHI SHAREHOLDERS - DILUTED	$(0.07)	$(0.15)	$(0.14)	$(0.31)
Weighted average shares outstanding - diluted	194,756,391	205,697,153	194,405,562	208,038,283

JUSHI HOLDINGS INC. CONSOLIDATED BALANCE SHEETS (In thousands of U.S. dollars, except share amounts)

	June 30, 2023 (unaudited)	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,784	$26,196
Restricted cash - current	3,128	—
Accounts receivable, net	5,323	4,809
Inventory, net	40,780	35,089
Prepaid expenses and other current assets	14,274	3,957
Total current assets	90,289	70,051
NON-CURRENT ASSETS:
Property, plant and equipment, net	169,825	177,755
Right-of-use assets - finance leases	65,245	114,021
Other intangible assets, net	98,471	100,082
Goodwill	38,239	38,239
Other assets	37,271	28,243
Restricted cash - non-current	2,150	950
Total non-current assets	411,201	459,290
Total assets	$501,490	$529,341

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$21,608	$21,313
Accrued expenses and other current liabilities	49,857	46,329
Income tax payable	32,575	19,921
Debt, net - current portion (including related party principal amounts of $3,254 and $3,189 as of June 30, 2023 and December 31, 2022, respectively)	14,791	8,704
Finance lease obligations - current	8,786	11,361
Total current liabilities	127,617	107,628
NON-CURRENT LIABILITIES:
Debt, net - non-current (including related party principal amounts of $18,526 and $17,491 as of June 30, 2023 and December 31, 2022, respectively)	198,641	180,558
Finance lease obligations - non-current	52,699	102,375
Derivative liabilities	3,107	14,134
Income tax liabilities - non-current	60,492	57,200
Other liabilities - non-current	31,454	21,555
Total non-current liabilities	346,393	375,822
Total liabilities	474,010	483,450
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock, no par value: authorized shares - unlimited; issued and outstanding shares - 196,633,371 and 196,686,372 Subordinate Voting Shares as of June 30, 2023 and December 31, 2022, respectively.	—	—
Paid-in capital	500,085	492,020
Accumulated deficit	(471,218)	(444,742)
Total Jushi shareholders' equity	28,867	47,278
Non-controlling interests	(1,387)	(1,387)
Total equity	27,480	45,891
Total liabilities and equity	$501,490	$529,341

JUSHI HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands of U.S. dollars)

	Six Months Ended June 30,
	2023	2022
	(unaudited)
Net cash flows used in operating activities	$(10,285)	$(25,711)
Net cash flows used in investing activities	(5,228)	(61,741)
Net cash flows provided by financing activities	20,429	36,014
Effect of currency translation on cash and cash equivalents	—	(238)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$4,916	$(51,676)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$27,146	$95,487
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$32,062	$43,811

JUSHI HOLDINGS INC.
UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
and CALCULATION OF ADJUSTED EBITDA MARGIN

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

In addition to providing financial measurements based on GAAP, we provide additional financial metrics that are not prepared in accordance with GAAP. We use non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. These non-GAAP financial measures are EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin (each as defined below). We believe that these non-GAAP financial measures reflect our ongoing business by excluding the effects of expenses that are not reflective of our operating business performance and allow for meaningful comparisons and analysis of trends in our business. These non-GAAP financial measures also facilitate comparing financial results across accounting periods and to those of peer companies. As there are no standardized methods of calculating these non-GAAP measures, our methods may differ from those used by others, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness. Accordingly, these non-GAAP measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are financial measures that are not defined under GAAP. We define EBITDA as net income (loss), or “earnings”, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA before: (i) non-cash share-based compensation expense; (ii) inventory-related adjustments; (iii) fair value changes in derivatives; (iv) other (income)/expense items; (v) transaction costs; (vi) asset impairment; (vii) loss on debt extinguishment; and (viii) start-up costs. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue. These financial measures are metrics that have been adjusted from the GAAP net income (loss) measure in an effort to provide readers with a normalized metric in making comparisons more meaningful across the cannabis industry, as well as to remove non-recurring, irregular and one-time items that may otherwise distort the GAAP net income measure. Other companies in our industry may calculate this measure differently, limiting their usefulness as comparative measures.

Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In thousands of U.S. Dollars)

	Three Months Ended June 30, 2023	Three Months Ended March 31, 2023	Three Months Ended June 30, 2022
NET INCOME (LOSS) (1)	$(14,036)	$(12,440)	$12,066
Income tax expense	8,546	10,148	7,710
Interest expense, net	9,790	8,520	10,947
Depreciation and amortization (2)	6,629	7,335	4,355
EBITDA (Non-GAAP)	10,929	13,563	35,078
Non-cash share-based compensation	2,363	2,311	4,684
Inventory-related adjustments (3)	—	251	436
Fair value changes in derivatives	(1,090)	(8,030)	(42,572)
Other (income) expense, net (4)	418	(511)	(980)
Start-up costs (5)	—	—	991
Transaction costs (6)	—	19	2,885
Adjusted EBITDA (Non-GAAP)	$12,620	$7,603	$522

(1) Net income (loss) includes amounts attributable to non-controlling interests.
(2) Includes amounts that are included in cost of goods sold and in operating expenses.
(3) Includes: (i) inventory step-up on business combinations; (ii) inventory recall reserves; and (iii) reserves for discontinued products. The inventory step-up on business combinations relate to the fair value write-up on inventory acquired on the business acquisition date and then sold subsequent to the acquisition date. The inventory recall reserves relate to the estimated impact of the Pennsylvania Department of Health recall and ban of vape products containing certain cannabis concentrates. The ban was lifted in June 2022.
(4) Includes: (i) remeasurement of contingent consideration related to acquisitions; (ii) losses (gains) on legal settlements; and (iii) severance costs.
(5) Expansion and start-up costs incurred in order to prepare a location for its intended use. Start-up costs are expensed as incurred and are not indicative of ongoing operations of each new location.
(6) Transaction costs include: (i) registration statement costs such as professional fees and other costs relating to our SEC registration; and (ii) acquisition and deal costs.

Calculation of Adjusted EBITDA Margin
(In thousands of U.S. Dollars, unless otherwise stated)

	Three Months Ended June 30, 2023	Three Months Ended March 31, 2023	Three Months Ended June 30, 2022
Total revenue, net	$66,425	$69,873	$72,757
Adjusted EBITDA (Non-GAAP)	$12,620	$7,603	$522
Adjusted EBITDA Margin (Non-GAAP)	19.0%	10.9%	0.7%